Exhibit 16.1

November 27, 2006

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Texas Regional Bancshares, Inc. and, under the date of March 7, 2006, we reported on the consolidated financial statements of Texas Regional Bancshares, Inc. as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005.  On November 10, 2006, our appointment as principal accountants was terminated.  We have read Texas Regional Banchshares, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated November 27, 2006, and we agree with such statements except that we are not in a position to agree or disagree with Texas Regional Bancshares, Inc.’s statements in the first paragraph, other than their statement in the second sentence that we were dismissed as their principal accountants effective November 10, 2006.

Very truly yours,

/s/ KPMG LLP